EMPLOYMENT AGREEMENT

THIS AGREEMENT is enteredc into this 1st day of January, 1996 by and between Grand Slam Licensing, Inc., an Indiana C Corporation, ehreinafter known as "GSL", with offices at 401 Pennsylvania Parkway, Suite 390, Indianapolis, Indiana 46280, and Milton O. Thompson, Esq., hereinafter referred to as "Thompson", who resides at 5008 Fieldstone Trail, Indianapolis, Indiana 46254.

                          RECITALS

     1) GSL acquires the rights to the marks and logos of sports and entertainment organizations and the likenesses of individual sports and entertainment perosnalitieis for thepurpose of designing, importing and distriubting collectible lapel pins, collector pin sets, key chains and related prodcuts.

     2) GSL's Board of Directors requires an executive with experience in identifying productive liccwenses to seek, negoptiating to obtain those licenses at the most favorable royalty rate nad for the lowest possible advances and guarantees, finance, planning and management to provide leadership to its licensing business.

     3) Thompson represents that he has the necessary skills, eduction and experience to provide the leadership required by GSL.

                       AGREEMENT

     NOW THEREFORE, in consideration of the mutual promises and covenants contained and other valuable considerations, contained herein, the parties hereto agree as follows:

     1) Employment: GSL's Board of Directors employs Thompson to serve as President of GSL and to perform all services which are required of the Presiddent, including but not limited to the identification of licensed properties to seek, the negotiation of those licenses at teh most favorable possible royalty rates and for the lowest possible guarantees and advance payment against the guarantees nad financial and oeprational planning and management of all aspects of GSL's business.

          a)   Thompson     shall      carry     out     all
responsibiltities and duties, not expressly reserved by GSL's Board of Directors to itself, necessary to the planning, management and execution of the business.

          b)   Thompson  hereby   agrees  to  devote  eighty
percent (80%) of his professional time to the position of president of Grand Slam Licensing, Inc.

     2)   Term:    This  Agreement shall  commence as of the
date it is fully executed and continue through December 31, 1998.

          a) GSL shall declare its intention in writing to terminate this Agreement no later than September 31, 1998 and, in the absence of such notification the Agreement shall automatically be renewed under the existing terms and conditions of this Agreement and at the compensation as of the Agreement's expiration.

     3) Compensation: Thompson shall be paid $35,000 per year in twelve (12) monthly installments, each installment to be payable by the first day of the subsequent month, and be eligible for participation in fringe benefit, bonus, and stock option plans and increases in salary as might be approved by the Board of Directors from time to time during the term of this Agreement.

     4. Restrictive Covenant: Thompsonn hereby agrees that during the term of this Agreement he shall not engage in any activity that will or may interfere with teh due performance of the duties of President of GSL without the express permission of the Board of Directors of GSL.

     5. Severability: In the event any portion of this Agreement is determined to void, invalid or unenforceable as a result of any judicial or administrative proceeding, this Agreement shall be construed and enforced as if such provision were not contained in this Agreement.

     6.   Dispute Resolution: The   parties    agree    that
disputes arising under this Agreement shall be the subject of binding arbitration with teh arbitration proceduresto be determined at the time of the dispute.

     7. Notices: Any noticed which may be sent to the respective parties under this Agreement shall be sent via certified mail to the following persons:

     Milton O. Thompson, Esq.
     5008 Fieldstone Trail
     Indianapolis, Indiana 46254

     Charles A. Richmond
     Assistant Secretary
     Grand Slam Licensing, Inc.
     401 Pennsylvania Parkway
     Suite 390
     Indianapolis, Indiana 46280

     8.   Choice of Laws:     This   Agreement    shall   be
construed  and   interpreted  under,   and  the  rights  and
obligations of the parties hereunder shall be controlled and governed by the laws of the State of Indiana.

     9.   No  Party  Deemed  Drafter:      Neither  GSL  nor
Thompson shall be deemed to be the drafter of this Agreement, and, if this Agreement or any provision thereof is construed in any court or arbitration proceeding, said court or arbitrator shall not construe this Agreement or any provision therof against either party as the drafte4r thereof.

     10. Complete Agreement: This Agreement represents the entire Agreement between the parties regarding the matters contained herein adn supersedes any and all prior understandings, whether written or oral, between the parties regarding the matters contained in the Agreement.

          a. Any modifications to this Agreement shall only be effective when in writing and signed ;by Thompson adn Richmond on behalf of GSL.

     WHEREFORE, this Agreement has been executed to be effective as of the date and year first written above.

     Grand Slam Licensing, Inc.

By:  /s/ Charles A. Richmond
       ------------------------------------

By:  /s/ Milton O. Thompson, Esq.
        -----------------------------------